                                                                   EXHIBIT 4.10

                    PRUDENTIAL SECURITIES CREDIT CORPORATION
                               One Seaport Plaza
                            New York, New York 10292

                                                         As of November 3, 1997

VISION TWENTY-ONE, INC.
7209 Bryan Dairy Road
Largo, Florida 33777

                      NOTE AND WARRANT PURCHASE AGREEMENT

Gentlemen:

         PRUDENTIAL SECURITIES INCORPORATED ("PRUDENTIAL") understands that VISION TWENTY-ONE, INC., a Florida corporation (the "COMPANY"), has acquired the business assets of certain optometry clinics, ophthalmology clinics, optical dispensaries and ambulatory surgical centers (collectively, the "PRACTICE ACQUISITIONS") for approximately $12,100,000 in aggregate consideration, consisting of approximately $5,700,000 in cash, 575,328 shares of the Company's common stock (the "COMMON STOCK"), and promissory notes in $100,000 aggregate principal amount (excluding any contingent consideration). It is also Prudential's understanding that the Company has entered into a Stock Purchase Agreement, dated as of October 31, 1997 (the "ACQUISITION AGREEMENT"), with BBG-COA, Inc. ("BLOCK") pursuant to which the Company has agreed to purchase all of the stock of Block for approximately $35,000,000 (the "BLOCK ACQUISITION"), consisting of approximately $26,400,000 in cash and approximately 475,397 shares of Common Stock (subject to purchase adjustments and excluding any contingent consideration). Further, it is Prudential's understanding that the Practice Acquisitions have closed in escrow and that the Company expects to consummate the Block Acquisition on or prior to November 30, 1997 (such date on which the Block Acquisition is actually consummated, the "BLOCK CLOSING DATE").

         Prudential further understands that the Company currently expects to fund the cash portion of the Practice Acquisitions, and other similar acquisitions, with borrowings under a credit facility provided by certain financial institutions pursuant to which the Company will have aggregate borrowing availability of up to $50,000,000 (the "CREDIT FACILITY"). Prudential has been retained by the Company to act on its behalf in arranging for and negotiating the terms of the Credit Facility. It is also Prudential's understanding that the Company currently expects to fund the cash portion of the Block Acquisition with the net proceeds from the public offering and sale of approximately 2,800,000 shares of the Common Stock (the "EQUITY OFFERING"), excluding the underwriter's over-allotment option. Prudential will act as the lead manager of the Equity Offering.

         The Company and Prudential Securities Credit Corporation ("PRUCREDIT") have entered into a commitment letter, dated October 10, 1997 the ("BRIDGE COMMITMENT"), pursuant to which PruCredit has advised the Company that PruCredit has approved a $37,000,000 senior secured credit facility (this "BRIDGE CREDIT FACILITY"). The proceeds from this Bridge Credit Facility are to be used to finance the cash portions of the Practice Acquisitions (as well as other similar acquisitions) and the Block Acquisition, as set forth below. The Bridge Commitment was executed and accepted by the Company on October 13, 1997.

         1. AGREEMENT FOR PURCHASE AND SALE OF NOTES AND WARRANTS. PruCredit agrees, on the terms and conditions set forth below, to purchase from the Company, and the Company agrees to sell to PruCredit certain of the Company's promissory notes and warrants.

                  (a) From time to time, during the period from the Closing Date (as defined in Section 10 below) until the Note Termination Date (as defined below) one or more senior secured notes of the Company, at par, in an aggregate principal amount not to exceed at any time outstanding $36,440,000 (such agreement to purchase such notes, as modified from time to time pursuant to Section 5 below, being hereinafter referred to as the "NOTE COMMITMENT") as follows:

                      (i) one or more senior secured notes in an aggregate
                  principal amount not to exceed $9,746,485, substantially in the form of Exhibit A-1 hereto (each a "SERIES A NOTE" and collectively, the "SERIES A NOTES") to fund the cash portion of the Practice Acquisitions, as well as other similar acquisitions; and

                      (ii) one or more notes in an aggregate principal amount
                  not to exceed $26,693,515, substantially in the form of Exhibit A-2 hereto (each a "SERIES B NOTE" and collectively, the "SERIES B NOTES", and together with the Series A Notes, the "NOTES") to fund the cash portion of the Block Acquisition solely in the event that the net proceeds from the Equity Offering have not been received by the Company on or prior to November 30, 1997 for any reason other than a breach or default by the Company or failure by the Company to satisfy any condition under any of the documents relating to the Equity Offering, including, without limitation, the purchase agreement relating to the Equity Offering.

         The term "SERIES" shall mean either the Series A Notes or the Series B Notes, as applicable. As used herein, "NOTE TERMINATION DATE" shall mean the earliest to occur of (i) May 4, 1998, and (ii) the date of termination of the Note Commitment pursuant to Section 5 or 15 below or (iii) the date on which the then outstanding principal of the Notes has been repaid in accordance with the terms hereof and thereof or prepaid in accordance with Section 7. From and after the Note Termination Date, PruCredit shall have no further obligation to purchase Notes hereunder.

                  (b) On the date of execution hereof, for an aggregate purchase price of $140,000 a certificate evidencing warrants (each a "COMMITMENT WARRANT") to purchase 50,000 shares of the Common Stock, evidenced by a warrant certificate in substantially the form of Exhibit B hereto.

                  (c) On the date of any purchase by PruCredit of a Note, for a purchase price equal to $2.80 per warrant, a certificate evidencing warrants (each, a "FUNDING WARRANT", and together with the Commitment Warrants, the "WARRANTS") to purchase the number of shares of common stock of the Company equal to the product of .004054054 and the sum of the principal amount of such Note and the aggregate purchase price of Warrants purchased on such date, provided, however, no fractional shares shall be issued and the number of shares subject to each Funding Warrant may be rounded up or down but in no event shall exceed 150,000 shares and shall be evidenced by a warrant certificate in substantially the form of Exhibit B hereto.

         2. PROCEDURES FOR PURCHASE OF NOTES. Each Note shall be purchased by PruCredit on at least two (2) Business Days' (as defined in Section 9 below) notice from the Company to PruCredit specifying (i) the date (which shall be the date of purchase of such Note), (ii) the Series, and (iii) the principal amount thereof (which shall be at least $500,000). Not later than 11:00 A.M. (New York City time) on the date of such purchase and upon fulfillment of the applicable conditions set forth in Sections 10 and 11 below, PruCredit will make the purchase price of such Note available to the Company in same day funds at such account as the Company shall designate in the notice from the Company requesting such purchase. Each notice from the Company to PruCredit requesting the purchase of a Note shall be irrevocable and binding on the Company.

         3. COMMITMENT FEE. In consideration of PruCredit's agreements hereunder, the Company agrees to pay to PruCredit on the date of the Company's execution and delivery of this Agreement to PruCredit a commitment fee (the "COMMITMENT FEE") of $370,000.

         4. FUNDING FEE. In consideration of PruCredit's agreements hereunder, the Company agrees to pay to PruCredit on the date of any purchase by PruCredit of a Note a funding fee (each, a "FUNDING FEE") of 1.00% of the principal amount of such Note.

         5. REDUCTION OF THE NOTE COMMITMENT. The Company shall have the right, upon at least two (2) Business Days' notice to PruCredit, to terminate in whole or reduce in part the unused portion of the Note Commitment applicable to either Series, provided, that each partial reduction shall be in the amount of not less than $500,000.

         6. INTEREST AND REPAYMENT. The Company shall repay, and shall pay interest on, the aggregate unpaid principal amount of the Notes purchased by PruCredit hereunder in accordance with the terms thereof. Amounts repaid or prepaid (as provided in Section 7) may not be reborrowed.

         7. PREPAYMENTS OF THE NOTES. The Notes must be prepaid by the Company as specified in Section 7(a) and may, at the Company's option, be prepaid as specified in Section 7(b).

                  (a) REQUIRED PREPAYMENTS. The Company shall make the following prepayments of the Notes:

                           (i) subject to Section 7(a)(ii), the Company shall
                  prepay the Notes (or such lesser principal amount as shall then be outstanding) in the amount of (A) any net proceeds received by the Company in connection with any direct or indirect public offering or private placement of the debt or equity securities of the Company or any affiliate or direct or indirect subsidiary of the Company (an "OFFERING") by a financial institution other than Prudential or any of Prudential's affiliates, or (B) any borrowings under any credit facility made available to the Company or any affiliate or indirect or direct subsidiary of the Company by any financial institution if said credit facility has not been arranged on behalf of the Company by Prudential or any of its affiliates, on the date such net proceeds or borrowings are received by the Company, on a pro rata basis between the Series A Notes and the Series B Notes, in each case, at 103.5% of the principal amount so prepaid, plus accrued and unpaid interest thereon to the prepayment date with respect to such principal amount; and such principal amount of the Notes, together with interest thereon to the prepayment date shall become due on such date;

                           (ii) notwithstanding anything to the contrary
                  contained in Section 7(a)(i), the Company shall prepay the Notes (or such lesser principal amount as shall then be outstanding) in the amount of (A) any net proceeds received by the Company in connection with any Offering by Prudential or any of Prudential's affiliates or (B) any borrowings under any credit facility (other than this Agreement) arranged on behalf of the Company or any affiliate or indirect or direct subsidiary of the Company by Prudential or any of its affiliates, on the date such net proceeds or borrowings are received by the Company, on a pro rata basis between the Series A Notes and the Series B Notes, in each case, at 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon to the prepayment date with respect to such principal amount; and such principal amount of the Notes, together with interest thereon to the prepayment date shall become due on such date; and

                           (iii) other than in the circumstances set forth in
                  Section 7(a)(i) or 7(a)(ii), in the event of a Change of Control (as defined below), the Company shall prepay the entire outstanding principal of the Notes, at 101% of the principal amount so prepaid, plus accrued and unpaid interest thereon to the prepayment date with respect to such principal amount on the date of such Change of Control; and such principal amount of the Notes, together with interest thereon to such prepayment date shall become due on such date.

                  (b) OPTIONAL PREPAYMENTS. The Company may, upon at least five
         (5) Business Days' notice to PruCredit stating the proposed date and principal amount of the prepayment, and if such notice is given, the Company shall, prepay the principal of the Notes, in whole or in part, on a pro rata basis between the Series A Notes and the Series B Notes, in each case at 100% of the principal amount so prepaid, plus accrued interest to the date of such prepayment on the amount prepaid, provided, that each partial prepayment shall be in a principal amount not less than $500,000.

As used herein, "CHANGE OF CONTROL" means the occurrence of any entity, Person (as defined below, but specifically excluding Theodore N. Gillette and any trust of which Theodore N. Gillette is the grantor), or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Company's then outstanding common stock either (x) acquiring shares of common stock of the Company in a transaction or series of transactions that results in such entity, Person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Company, or (y) acquiring, by proxy or otherwise the right to vote for the election of directors, for any merger, combination or consolidation of the Company or any of its direct or indirect subsidiaries, or for any other matter or question, more than 20% of the then outstanding voting securities of the Company (except where such acquisition is made by a person or persons appointed by at least a majority of the board of directors of the Company to act as proxy for any purpose). As used herein, "PERSON" has the meaning ascribed thereto in Section 14(d) of the Exchange Act.

         8. PAYMENTS AND COMPUTATIONS. The Company shall make each payment hereunder and under the Notes not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to PruCredit in same day funds in care of Bank of New York, ABA 021000018, For the Account of Prudential Securities Credit Corporation, Account Number: GLA 111 569 PPC, or such other address as PruCredit may from time to time designate in writing to the Company. The Company hereby authorize PruCredit, if and to the extent payment is not made when due hereunder or under the Notes, to charge from time to time against any or all of the Company's accounts with PruCredit any amount so due. All computations of interest shall be made by PruCredit on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

         9. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment hereunder or under any Note shall be stated to be due on a day of the year other than on a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. As used herein, the term "BUSINESS DAY" means any day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and are not required or authorized to close in New York City.

         10. CONDITIONS PRECEDENT TO PURCHASES. PruCredit's obligation to purchase any Note and any related Warrant is subject to the following conditions:

                  (a) CONDITIONS PRECEDENT TO INITIAL PURCHASE OF SERIES A NOTES AND RELATED WARRANTS. PruCredit's obligation to purchase the initial Series A Note and the related Warrants is subject to the conditions precedent that PruCredit shall have received on or before the date of the initial purchase the following, each dated such date (the "CLOSING DATE"), which must occur no later than November 14, 1997, in form and substance satisfactory to PruCredit:

                      (i) a Series A Note, in the principal amount purchased, duly completed (in accordance with the notice delivered by the Company under Section 2 above) and executed by the Company, and in form and substance satisfactory to PruCredit;

                      (ii) the Commitment Warrant, duly executed by the Company;

                      (iii) a Funding Warrant, duly executed by the Company;

                      (iv) payment of the cash component of the Commitment Fee and the applicable Funding Fee;

                      (v) separate security agreements, substantially in the form of Exhibit C hereto (including the security agreements referred to in Section 10(b)(iv) and Section 10(c)(vi), the "SECURITY AGREEMENTS", and together with this Agreement, the Notes and the Warrants, the "LOAN DOCUMENTS"), duly executed by each of the Company, Vision 21 of Southern Arizona, Inc. ("VISION 21 OF SOUTHERN ARIZONA"), Vision 21 of Sierra Vista, Inc. ("VISION 21 OF SIERRA VISTA"), Vision Twenty-One Managed Eye Care IPA, Inc ("MANAGED EYE CARE"), and together with Vision 21 of Southern Arizona, Vision 21 of Sierra Vista and the Company, the "LOAN PARTIES");

                      (vi) appropriately completed and duly executed financing statements (Form UCC-1) for filing under the Uniform Commercial Code of all jurisdictions as may be necessary in PruCredit's reasonable opinion to perfect the security interests and liens created by the Security Agreements;

                           (vii) certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is, or is to become, a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is, or is to become, a party;

                           (viii) a certificate of the Secretary or an
                  Assistant Secretary of each Loan Party certifying the names and true signatures of the officers authorized to sign each Loan Document to which it is, or is to become, a party and the other documents to be delivered hereunder and thereunder;

                           (ix) true and complete copies, certified by the Secretary or Assistant Secretary of each Loan Party, of the articles of incorporation and by-laws of such Loan Party, as in effect on the Closing Date;

                           (x) a favorable opinion or opinions of counsel to the Loan Parties as to such matters as PruCredit may reasonably request;

                           (xi) copies of the balance sheet of the Company and its consolidated subsidiaries as at June 30, 1997 and the related statement of income and retained earnings for the nine-month period then ended, certified in a manner acceptable to PruCredit;

                           (xii) a schedule of potential acquisitions of ophthalmological and optometric practices to be made by the Company during fiscal year 1997;

                           (xiii) copies of insurance policies or certificates
                  of insurance of the Loan Parties evidencing liability and casualty insurance in full force and effect, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice and naming PruCredit as named insured and loss payee thereon; and

                           (xiv) completion of favorable UCC, tax, judgment and lien search reports with respect to each Loan Party and each related ophthalmological or optometric practice in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior liens on the Collateral (as defined in each Security Agreement) other than liens permitted by Section 14(c), provided, however, that, in PruCredit's sole discretion, the foregoing condition may be waived with respect to the purchase of up to $3,419,134 aggregate principal amount of Series A Notes.

                  (b) CONDITIONS PRECEDENT TO SUBSEQUENT PURCHASES OF SERIES A NOTES AND RELATED FUNDING WARRANTS. PruCredit's obligation to purchase any Series A Note and the related Funding Warrants after the Closing Date is subject to the conditions precedent that PruCredit shall have received on or before the date of the purchase the following, each dated such date, in form and substance satisfactory to PruCredit:

                      (i) a Series A Note, in the principal amount purchased,
                  duly completed (in accordance with the notice delivered by the Company under Section 2 above) and executed by the Company, and in form and substance satisfactory to PruCredit;

                           (ii)  a Funding Warrant, duly executed by the
                  Company;

                           (iii) payment of the cash component of the
                  applicable Funding Fee;

                           (iv) in the event that the proceeds of such Series A Note are used to purchase a controlling interest in the stock or ownership interests in any Person or Persons (each, a "SERIES A LOAN PARTY"):

                                     (A) a Security Agreement, duly executed by
                           each such Series A Loan Party;

                                    (B) appropriately completed and duly
                           executed financing statements (Form UCC-1) for filing under the Uniform Commercial Code of all jurisdictions as may be necessary in PruCredit's reasonable opinion to perfect the security interests and liens created by each such Security Agreement;

                                    (C) completion of favorable UCC, tax,
                           judgment and lien search reports with respect to each such Series A Loan Party and each related ophthalmological or optometric practice in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior liens on the Collateral (as defined in each such Security Agreement) other than liens permitted by Section 14(c); and

                                     (D) an opinion of counsel (which counsel
                           and the form and substance of such opinion shall be reasonably satisfactory to PruCredit) addressed to PruCredit relating to each such Series A Loan Party and the enforceability of its obligations under each such Security Agreement and such officer's certificates, financing statements, lien searches, directors and shareholders resolutions and other agreements, instruments and documents as PruCredit may reasonably request. From and after the date a Series A Loan Party executes a Security Agreement, such Series A Loan Party shall be deemed to be a Loan Party hereunder.

                  (c) CONDITIONS PRECEDENT TO INITIAL PURCHASE OF SERIES B NOTES AND RELATED FUNDING WARRANTS. PruCredit's obligation to purchase any Series B Note and the related Funding Warrants is subject to the conditions set forth in subsection (a) above and the further conditions precedent that, on or prior to November 30, 1997:

                      (i) PruCredit shall have received a Series B Note, in the principal amount purchased, duly completed (in accordance with the notice delivered by the Company under Section 2 above) and executed by the Company, and in form and substance satisfactory to PruCredit;

                      (ii) PruCredit shall have received a Funding Warrant, duly executed by the Company;

                      (iii) the Company shall have paid the applicable Funding
                  Fee;

                      (iv)  the Block Acquisition shall have been consummated;

                      (v) the net proceeds of the Equity Offering shall not have been received by the Company on or prior to November 30, 1997 for any reason other than a breach or default by the Company or failure by the Company to satisfy any condition under any of the documents relating to the Equity Offering, including, without limitation, the purchase agreement relating to the Equity Offering;

                      (vi) PruCredit shall have received a Security Agreement, duly executed by Block (the "BLOCK SECURITY AGREEMENT");

                      (vii) PruCredit shall have received appropriately
                  completed and duly executed financing statements (Form UCC-1) for filing under the Uniform Commercial Code of all jurisdictions as may be necessary in PruCredit's reasonable opinion to perfect the security interests and liens created by the Block Security Agreement;

                      (viii)PruCredit shall have received favorable UCC, tax,
                  judgment and lien search reports with respect to Block and each related ophthalmological or optometric practice in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior liens on the Collateral (as defined in the Block Security Agreement) other than liens permitted by Section 14(c); and

                           (ix) an opinion of counsel (which counsel and the
                  form and substance of such opinion shall be reasonably satisfactory to PruCredit) addressed to PruCredit relating to Block and the enforceability of its obligations under the Block Security Agreement and such officer's certificates, financing statements, lien searches, directors and shareholders resolutions and other agreements, instruments and documents as PruCredit may reasonably request. From and after the date Block executes the Block Security Agreement, Block shall be deemed to be a Loan Party hereunder.

         11. CONDITIONS PRECEDENT TO ALL PURCHASES. PruCredit's obligation to make each purchase (including the initial purchase) of Notes and Warrants hereunder shall be subject to the further conditions precedent that on the date of such purchase:

             (a) the following statements shall be true and PruCredit shall have received a certificate signed by the Company's duly authorized officer, dated the date of such purchase, stating that:

                           (i) the representations and warranties contained in
                  Section 12 hereof and Section 4 of each Security Agreement are correct on and as of the date of such purchase, before and after giving effect to such purchase and to the application of the proceeds therefrom, as though made on and as of such date, and

                           (ii) no event has occurred and is continuing, or
                  would result from such purchase or from the application of the proceeds therefrom, that constitutes an Event of Default (as defined in Section 15) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

             (b) PruCredit shall have received such other approvals, opinions or documents as PruCredit may reasonably request.

         12. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. (a) The Company represents and warrants to PruCredit as follows:

                           (i) The Company is the 100% owner of the
                  subsidiaries listed on Schedule 12(a)(i) hereto, and each of the Company and each of its subsidiaries is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has the requisite corporate power and authority to own and operate its properties and carry on its business as now conducted.

                           (ii) The execution, delivery and performance by the
                  Company of each Loan Document to which the Company is, or is to become, a party are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (A) the articles of incorporation or by-laws of the Company or (B) law or any contractual restriction binding on or affecting the Company.

                          (iii) No authorization or approval or other action
                  by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Loan Document to which the Company is, or is to become, a party.

                           (iv) This Agreement is, and each other Loan Document
                  to which the Company is to become a party, when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                           (v) The audited balance sheets of the Company and its consolidated subsidiaries as at December 31, 1997, and the related statements of income and retained earnings for the fiscal year then ended and the unaudited balance sheets of the Company and its consolidated subsidiaries as at June 30, 1997, and the related unaudited statements of income and retained earnings for the nine-month period then ended, fairly present (subject, in the case of such unaudited financial statements to year-end adjustments), the financial condition of the Company and its consolidated subsidiaries as at such date and the results of operations of the Company and its consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Except as disclosed in such balance sheet or statements, neither the Company nor any its consolidated subsidiaries have on the Closing Date material liabilities, contingent or otherwise, or material unrealized or anticipated losses. Since December 31, 1996, there has been no material adverse change in the financial condition or operations of the Company or on its ability to perform its obligations under any Loan Document to which the Company is, or is to become, a party.

                           (vi) There is no pending or threatened action or
                  proceeding affecting the Company before any court, governmental agency or arbitrator that may materially adversely affect the financial condition or operations of the Company or which could reasonably be expected to affect the legality, validity or enforceability of any Loan Document to which the Company is, or is to become, a party.

                           (vii) No part of the proceeds of the sale of the
                  Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the assets of the Company and its consolidated subsidiaries.

                          (viii) The authorized capital stock of the Company
                  consists of 50,000,000 shares of common stock (the "COMMON STOCK") and 10,000,000 shares of preferred stock. On the Closing Date, upon the issuance of the Commitment Warrant and the Funding Warrant issued on such date pursuant to this Agreement, and excluding those contingent shares more fully described on Schedule 12(viii), there will be (A) in the aggregate 9,187,389 shares of Common Stock outstanding, the stockholders beneficially owning in excess of 5% of which being identified on Schedule 12(viii) hereto and no shares of preferred stock outstanding, and (B) 1,817,292 shares of Common Stock issuable upon the exercise of options or warrants, including the Commitment Warrant and the Funding Warrant issued on the Closing Date, by the parties identified in Schedule 12(a)(viii) hereto (assuming the maximum number of shares are issuable under all such warrants). The 200,000 shares of Common Stock issuable upon the exercise of the Commitment Warrant and the Funding Warrants issued on the Closing Date have been duly reserved. All outstanding Common Stock is, and the Common Stock that may be issued upon exercise of the Commitment Warrants and the Funding Warrants issued on the Closing Date will be, when so issued, duly authorized and legally and validly issued, fully-paid and non-assessable and free and clear of all pledges, liens, encumbrances, security interests, equities, options, claims, charges and restrictions, except as provided in such Warrants, the articles of incorporation and the by-laws of the Company and except for restrictions imposed by laws relating to the sale of securities.

                           (ix) Except (A) those certain warrants issued in connection with the Amended and Restated Note and Warrant Purchase Agreement, dated as of June 13, 1997, between the Company and Prudential, as amended August 15, 1997, (B) those certain warrants issued in connection with the Company's 10% Senior Subordinated Notes due December 19, 1999 issued under the Note Purchase

                  Agreement, dated December 20, 1996, (C) those certain warrants issued in connection with the Company's 10% Senior Subordinated Series 1997 Notes due December 19, 1999 issued under the Note Purchase Agreement, dated February 27, 1997,
                  (D) the Commitment Warrants, (E) the Funding Warrants issued on the Closing Date, (F) the Articles of Incorporation and the By-Laws, (G) as contemplated by the registration statement number 333-39031 filed with the Securities and Exchange Commission in connection with the sale of 2,800,000 shares of Common Stock (excluding the underwriters' over-allotment option), (H) the issuance of 458,365 shares of Common Stock and the issuance of 219,633 share of Common Stock on a contingent basis to the stockholders of Block in connection with the Block Acquisition, or (I) otherwise set forth in Schedule 12(a)(viii), there are no outstanding rights, registration rights, subscriptions, convertible securities, warrants, calls, puts, unsatisfied preemptive rights, options, or other agreements of any kind to purchase or otherwise receive from the Company any securities of the Company.

                           (x) All sales of securities by the Company have been
                  made in compliance with all applicable laws relating to the sale of securities, and the Company is in compliance with all such laws except to the extent that any noncompliance could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Company or on its ability to perform its obligations under this Agreement, the Notes or the Warrants.

                          (xi) Neither the Company nor anyone acting on its
                  behalf has offered the Notes or the Warrants for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than PruCredit. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Warrants to the registration requirements of Section 5 of the Securities Act of 1933, as amended from time to time (the "SECURITIES ACT"), other than pursuant to the terms of the Warrants.

                         (xii) The offer and sale of the Notes and Warrants
                  to PruCredit is, and the issuance of the Common Stock to PruCredit upon the exercise of the Warrants will be, exempt from the registration requirements of the Securities Act, and in compliance with all applicable state securities laws.

                        (xiii) Neither any certificate nor any other
                  statement furnished to PruCredit in writing by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Company that materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, prospects, condition, affairs or operations of the Company and its subsidiaries, considered as a whole.

                           (xiv) Neither the Company nor any of its
                  subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                           (xv) As of and from and after the Closing Date, and after giving effect to the initial purchase of a Note hereunder, each Loan Party: (A) owns and will own assets the fair saleable value of which are (x) greater than the total amount of its liabilities (including contingent liabilities) and (y) greater than the amount that will be required to pay its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (B) has capital that is not unreasonably small in relation to its business as presently conducted or undertaken transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

                           (xvi) No event has occurred, which has not been
                  remedied, cured or waived: (A) which constitutes an Event of Default or with the passage of time, giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, an Event of Default; or (B) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Company of any material agreement (other than this Agreement) or judgment, decree or order to which the Company or by which the Company or any of its properties may be bound.

                           (xvii)All federal, state and other tax returns of
                  the Company required by applicable laws to be filed have been duly filed (except where valid extension of time for filing has been obtained), and all federal, state and other taxes, assessments and other governmental charges or levies upon the Company and its properties, income, profits and assets which are due and payable have been paid, other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles consistently applied.

                  (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties made under this Agreement shall be deemed to be made at and as of the Closing Date and at and as of the date of purchasing any Note, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.

         13. AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or PruCredit shall have any Note Commitment hereunder, the Company will, unless PruCredit shall otherwise consent in writing:

                  (a) PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. Subject to
         Section 14(e) hereof, preserve and maintain, and cause each other Loan Party to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

                  (b) COMPLIANCE WITH LAWS. Comply, and cause each of the Company's subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon the Company or any such subsidiary or upon the Company's or any such subsidiary's property except to the extent contested in good faith by appropriate proceedings and except to the extent that any noncompliance could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Company or any such subsidiary or on the Company's or any such subsidiary's ability to perform its obligations under any Loan Document to which it is, or is to become, a party.

                  (c) GOVERNMENTAL APPROVALS. Obtain and maintain, and cause each of the Company's subsidiaries to obtain and maintain, in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary for the ownership of the Company's and their respective properties and for the conduct of the Company's and their respective businesses, in each case to the extent necessary to ensure that any noncompliance could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Company or on its ability to perform its obligations under any Loan Document to which it is, or is to become, a party.

                  (d) INSURANCE. Maintain, and cause each of the Company's subsidiaries to maintain, with financially sound and reputable insurers, insurance, naming PruCredit as named insured and loss payee, with respect to the Company's and their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

                  (e) PAYMENT OF OBLIGATIONS. The Company, and each of its subsidiaries shall, pay and discharge or otherwise satisfy at or before maturity all their material obligations and liabilities, including, without limitation, trade payables or tax liabilities, except where the same may be contested in good faith by appropriate proceedings and appropriate reserves for the accrual of the same shall have been provided in accordance with GAAP and where nonfulfillment could not reasonably be expected to have a material adverse effect and would not subject any of their property to any Lien not permitted by
         Section 14(c).

                  (f) USE OF PROCEEDS. Use the proceeds of each Series A Note solely (i) to fund the cash portion of the Practice Acquisitions or similar acquisitions of ophthalmological and optometric practices and
         (ii) for the payment of professional fees (including advisory, legal, accounting and appraisal fees) relating to such acquisitions, provided, that solely in connection with a Series A Note purchased on the date of any purchase of a Series B Note in accordance with the terms hereof, the Company may use the proceeds of such Series A Note to repay up to $6,000,000 existing indebtedness of Block and/or any of its subsidiaries to NationsBank, N.A. Use the proceeds of each Series B Note solely (x) to fund the cash portion of the Block Acquisition if the net proceeds from the Equity Offering have not been received by the Company on or prior to November 30, 1997 for any reason other than a breach or default by the Company or failure by the Company to satisfy any condition under any of the documents relating to the Equity Offering, including, without limitation the purchase agreement relating to the Equity Offering and (y) for the payment of professional fees (including advisory, legal, accounting and appraisal fees) relating to the Block Acquisition.

                  (g) PERMANENT FINANCING. (i) The Company will take all actions which, in the reasonable judgment of Prudential, in consultation with the Company, are necessary or desirable to obtain permanent financing in an amount sufficient to redeem all the Notes as soon as is reasonably practicable through the issuance of (A) debt securities ("ISSUED DEBT") at such interest rates and terms as are, in the opinion of Prudential, in consultation with the Company, prevailing for new issues of securities of comparable size and credit rating in the United States capital markets at the time such permanent financing is consummated and obtained in comparable transactions made on an arm's-length basis between unaffiliated parties, and/or (B) through the issuance of Common Stock at such prices and terms as are, in the opinion of Prudential, in consultation with the Company, prevailing for issues of equity by companies in similar lines of business, of comparable size and at the time of such issue. The terms of such Issued Debt shall provide for the issuance of equity securities (which may include warrants to purchase such equity securities), whether as part of a unit or separately, as is needed to facilitate the issuance of Issued Debt. The Company shall issue and make available to Prudential such equity securities for the foregoing purpose in such amounts as Prudential shall reasonably determine in consultation with the Company. The respective amounts to be financed through Issued Debt, Common Stock or through the issuance of other securities shall be as determined by the Company, but shall be in an amount at least sufficient to repay or redeem the Notes in full in accordance with their terms. The Company hereby covenants and agrees that the net proceeds from any such permanent financing shall be used to the extent required to repay in full the Notes in accordance with their terms.

                      (ii) The Company shall enter into such agreements
                  as, in the reasonable judgment of Prudential, in consultation with the Company, are customary in connection with any such permanent financing, make such filings under the Act, the Exchange Act, the Trust Indenture Act of 1939, as amended, the state securities laws as, in the reasonable judgment of Prudential, in consultation with the Company, shall be required to permit consummation of such permanent financing and take such steps as, in the reasonable judgment of Prudential, in consultation with the Company, are necessary to cause such filings to become effective or, in the reasonable judgment of Prudential, in consultation with the Company, are otherwise required to consummate such permanent financing.

                  (h) CONDUCT OF BUSINESS. At all times carry on, and cause each other Loan Party to carry on, its business in the same or complimentary line of business as engaged in on the date hereof. The Company will not, and will not permit any other Loan Party to, engage to any substantial extent in any business other than the businesses in which the Company and such Loan Party are engaged on the date of this Agreement and businesses reasonably related or complimentary thereto or in furtherance thereof.

                  (i) MAINTENANCE OF MATERIAL CONTRACTS. Shall comply, and shall cause the Company's subsidiaries to comply, with its obligations under each material contract to which the Company, or any subsidiary of the Company is a party. The Company will not, and will not permit its subsidiaries to, amend, supplement or modify any such material contract in a manner which is adverse to the Company or such subsidiary, as the case may be. The Company will not, and will not permit its subsidiaries to, terminate or allow to lapse without further action (including the failure to timely submit a competitive bid relating to a managed care contract the renewal of which is by its terms then subject to a competitive bid procedure) any material contract, the termination or lapse of which would be adverse to the Company or such subsidiary, as the case may be.

                  (j) REPORTING REQUIREMENTS. Furnish to PruCredit: (i) as soon as possible and in any event within three days after the occurrence of an Event of Default or within five Business Days after the occurrence of an event, which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, the statement of the Company's chief financial officer setting forth the details of such Event of Default or such other event and the action which the Company proposes to take with respect thereto; (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter (other than the fiscal quarter ending December 31, 1997), the Company's balance sheet as of the end of such quarter and a statement of the Company's income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the Company's chief financial officer; (iii) as soon as available and in any event within 90 days after the end of the fiscal year ending December 31, 1997, a copy of the Company's annual report for such year, containing financial statements for such year certified in a manner reasonably acceptable to PruCredit by independent public accountants reasonably acceptable to PruCredit; (iv) as soon as available and in any event within 30 days after the end of each calendar month, a certificate of the Company's chief financial officer as to (A) the Company's compliance with the covenant set forth in Section 14(a) hereof, including a reasonably detailed calculation of such compliance and (B) a reasonably detailed calculation of EBITDA for the month most recently ended; (v) as soon as available and in any event within 45 days after the end of each fiscal quarter of each of the Company's fiscal years, a certificate of the Company's chief financial officer as to the Company's compliance with the covenant set forth in Section 14(b) hereof, including a reasonably detailed calculation of such compliance; and (vi) such other information respecting the Company's condition or operations, financial or otherwise, as PruCredit may from time to time reasonably request.

                  (k) INSPECTION OF PROPERTY, BOOKS AND RECORDS. Each of the Company and each of its subsidiaries shall keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities, and shall permit representatives of PruCredit, at the expense (which expenses shall have been reasonably incurred) of the Company and upon reasonable notice to the Company to visit and inspect any of their properties, to examine and make abstracts from any of their books and records and to discuss their affairs, finances and accounts with their executive officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

                  (l) ADDITIONAL COLLATERAL. Within ten (10) days of the date of the acquisition of any Person, other with the cash proceeds of any Note, of a controlling interest in the stock or ownership interests in any Person (such Person, an "ADDITIONAL LOAN PARTY"), cause such Additional Loan Party to (i) execute and deliver in favor of PruCredit a Security Agreement, in substantially the form attached hereto as Exhibit C, (ii) deliver in connection with such Security Agreement an opinion of counsel (which counsel and the form and substance of such opinion shall be reasonably satisfactory to PruCredit) addressed to PruCredit relating to such Additional Loan Party and the enforceability of its obligations under such Security Agreement, and (iii) deliver to PruCredit such officer's certificates, financing statements, lien searches, directors and shareholders resolutions and other agreements, instruments and documents as PruCredit may reasonably request. From and after the date an Additional Loan Party executes a Security Agreement, such Additional Loan Party shall be deemed to be a Loan Party hereunder.

         14. NEGATIVE COVENANTS. So long as any Note shall remain unpaid or PruCredit shall have any Note Commitment hereunder, the Company will not, without PruCredit's written consent:

                  (a) SENIOR DEBT TO CAPITAL FUNDS RATIO. Permit as at the end of each calendar month a ratio of Senior Debt to Capital Funds to exceed 2.00 to 1.00. As used herein, "DEBT" shall be determined in accordance with generally accepted accounting principles, consistent with those applied in the preparation of the financial statements described in Section 12(a)(v) hereof ("GAAP"). The term "SENIOR DEBT" shall mean Debt of the Company and its subsidiaries which is not expressly subordinated by written agreement to the Notes. The term "SUBORDINATED DEBT" shall mean all Debt of the Company and its subsidiaries that has been expressly subordinated by written agreement to the Notes, in form and substance acceptable to PruCredit. The term "CAPITAL FUNDS" shall mean Net Worth plus Subordinated Debt. The term "NET WORTH" shall mean the Company's consolidated stockholders' equity as determined in accordance with GAAP, less the receivables from and loans to employees of the Company.

                  (b) EBITDA TO INTEREST CHARGES RATIO. Permit as at the end of each fiscal quarter a ratio of EBITDA to Interest Charges to be less than the number set forth below next to the applicable fiscal quarter ending date:

                      December 31, 1997                  1.50 to 1.00
                      March 31, 1998                     2.00 to 1.00

         As used herein, the term "EBITDA" shall mean, for any period, net income of the Company and its subsidiaries (determined in accordance with GAAP) for such period plus all amounts deducted in the computation thereof on account of Interest Charges, taxes, depreciation and amortization allowances and other non-cash expenses for such period. The term "INTEREST CHARGES" shall mean, for any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credit between the Company and its subsidiaries and all other items required to be eliminated in the course of the preparation of the consolidated financial statements of the Company and its subsidiaries in accordance with GAAP): (i) all interest in respect of Debt of the Company and its subsidiaries deducted in determining net income of the Company for such period and (ii) all debt discount and expense amortized or required to be amortized in the determination of net income of the Company and its subsidiaries for such period.

                  (c) LIENS. Create or suffer to exist, or cause or permit any of the Company's subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Company's or such subsidiary's properties or assets, whether now owned or hereafter acquired, or assign any right to receive revenues or income, in each case to secure any Debt of any Person or entity, other than
         (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Company or such subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, (ii) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition), or (iii) liens securing the indebtedness hereunder.

                  (d) SENIOR DEBT. Create or suffer to exist (i) any Debt that ranks senior to the Debt evidenced by the Notes or, (ii) any Debt that ranks pari passu (on a secured or unsecured basis) with the Debt evidenced by the Notes, other than (x) Debt the proceeds of which are subject to the provisions of Section 7(a) hereof and (y) from and after the purchase of any Series B Note, standby letter of credit reimbursement obligations of Block and/of any of its subsidiaries in an aggregate amount not to exceed $3,000,000.

                  (e) CONSOLIDATIONS AND MERGERS. Merge or consolidate, or cause or permit any of the Company's subsidiaries to merge or consolidate, with or into, or convey, transfer, lease or otherwise dispose of, or cause or permit any of the Company's subsidiaries to convey, transfer, lease or otherwise dispose of, (whether in one transaction or in a series of transactions) all or substantially all of the Company's or such subsidiary's assets (whether now owned or hereafter acquired) to any Person or entity, except that the Company and/or any wholly-owned subsidiary of the Company may merge with any wholly-owned subsidiary of the Company, provided that, immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and, in the case of any merger involving the Company, the Company is the surviving corporation.

                  (f) CERTAIN AMENDMENTS. Amend or modify the articles of incorporation or the by-laws of the Company so as to materially impair any of the Company's rights under any Loan Document.

                  (g) INVESTMENTS. Make or purchase any Investment or, after such date, permit any Investment to be outstanding other than (i) Investments described on Schedule 14(g); (ii) Investments permitted for the use of proceeds pursuant to Section 13(e); (iii) Investments in existence as of the date hereof; or (iv) Investments made in the ordinary course of business as conducted by the Company on the Closing Date and not in excess of $250,000, individually or $500,000 in the aggregate for any calendar year. As used herein, "INVESTMENT" means the acquisition of any interest in any Person or property, a loan or advance to any Person or other arrangement for the purpose of providing funds or credit to any Person, a capital contribution in or to any Person, or any other investment in any Person or property.

                  (h) DIVIDEND LIMITATION. (i) Pay or declare any cash dividend on any class of its stock or make any other distribution on account of any class of its stock; or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock; except for:

                           (A) dividends payable in common stock;

                           (B) any subsidiary of the Company may pay dividends
                  or any other such distribution to the Company;

                           (C) the Company may repurchase shares of common
                  stock and/or options to purchase such common stock held by directors, executive officers, members of management or employees of the Company or any of its subsidiaries upon the death, disability, retirement or termination of employment of such directors, executive officers, members of management or employees so long as (x) no Event of Default, or event that with the passing of time, giving of notice then exists or would result in an Event of Default, would result therefrom and (y) the aggregate amount of cash expended by the Borrower pursuant to this clause (C) does not exceed $500,000 in any fiscal year of the Borrower; and

                           (D) the Company may repurchase shares of its common
                  stock and/or options to purchase such common shares held by any Person so long as (x) no Event of Default then exists, or event exists which, with the giving of notice or lapse of time, or both, would result in an Event of Default, or no Event of Default or event exists which, with the giving of notice or lapse of time, or both, would result in an Event of Default, would result therefrom and (y) the aggregate amount of cash expended by the Borrower pursuant to this clause (D) does not exceed $500,000 in any fiscal year of the Borrower.

                  The term "STOCK" as used in this Section 14(h) shall include warrants or options to purchase stock and any preferred stock.

                  (i) TRANSACTIONS WITH AFFILIATES. Except as specified on
         Schedule 14(i) hereto, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (as defined below) of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm's length transaction with a Person not an Affiliate ("UNAFFILIATED TRANSACTION") other than any transaction or series of transactions with respect to assets or services of the Borrower or its Subsidiaries having a value in an Unaffiliated Transaction equal to or less than $250,000 individually or $500,000 in the aggregate. As used herein, "AFFILIATE" means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any subsidiary of such Person or any Person who is a director, officer or partner of such Person or any subsidiary of such Person and, with respect to each Loan Party, shall include all other Loan Parties. For purposes hereof, "CONTROL" shall mean the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

                  (j) SALE LEASEBACKS. The Company will not, nor will it permit any of its subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a Loan Party or (ii) which such Person intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

         15. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

                  (a) The Company shall fail to pay any principal of any Note when due, or the Company shall fail to pay any interest on any Note or any other amount payable hereunder within three days of the date when the same becomes due and payable; or

                  (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 13(a), (g), (j) and
         (l) and Section 14 or (ii) any other term, covenant or agreement contained in any Loan Document, in each case, on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Company by PruCredit; or

                  (d) Any Loan Party shall fail to pay any principal of or premium or interest on any Debt that is outstanding in an aggregate principal amount of at least $250,000 (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  (e) Any Loan Party or any corporate Affiliate of any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Affiliate of any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) Any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) Any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on any Loan Party that is a party thereto, or any Loan Party shall so state in writing; or

                  (h) Any material adverse change shall occur in the financial condition or operations of the Company and its consolidated subsidiaries or on the ability of the Company to perform its obligations under any Loan Document to which it is, or is to become, a party; or

                  (i) Any Security Agreement shall for any reason, except to the extent permitted by the terms hereof and thereof, cease to create a valid and perfected first priority security interest (to the extent purported to be granted by such Security Agreement) in all or any portion of the Collateral (as defined in the Security Agreements); or

                  (j) (i) Any Termination Event with respect to a Plan shall occur; (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Code and ERISA; or (iii) the Company is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA) resulting from the Company's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan. As used herein: "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time; "PLAN" means an employee benefit plan maintained for employees of the Company or any of its subsidiaries that is covered by Title IV of ERISA, including such plans as may be established after the Closing Date; "REPORTABLE EVENT" has the meaning set forth in Section 4043(b) of ERISA, but shall not include a Reportable Event as to which the provision for 30 days' notice to the Pension Benefit Guaranty Corporation (or any successor agency, the "PBGC") is waived under applicable regulations; "TERMINATION EVENT" means (a) a Reportable Event; (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under
         Section 4042 of ERISA, or the appointment of a trustee to administer any Plan;

then, and in any such event, PruCredit may, by notice to the Company, (i) declare PruCredit's obligation to purchase the Notes to be terminated, whereupon the same shall forthwith terminate; (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company; and (iii) exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein and in the Security Agreements, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect from time to time in the State of New York and in effect in any other jurisdiction in which the Collateral is located at that time; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) PruCredit's obligation to purchase the Notes shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

         16. REPRESENTATIONS AND WARRANTIES OF PRUDENTIAL SECURITIES CREDIT CORPORATION. PruCredit represents and warrants that:

                  (a) PruCredit is acquiring the Notes and receiving as consideration of PruCredit's agreements hereunder the Warrants and the shares of the Common Stock issuable upon exchange of the Warrants (collectively, the "SECURITIES") for the purpose of investment for PruCredit's own account and not with a view to or for sale in connection with any distribution thereof, provided, that the disposition of PruCredit's property shall at all times be and remain within PruCredit's control. PruCredit understands that the Securities have not been registered under the Act, and may be resold only if registered pursuant to the provisions of the Securities Act and any applicable state "blue sky" laws or if an exemption from such registration is available, and PruCredit will not distribute any of the Securities in violation of the Act and such state "blue sky laws."

                  (b) The address set forth in Section 18 hereof is PruCredit's principal business address.

                  (c) PruCredit (i) acknowledges that the Securities to be issued to PruCredit at the Closing must be held indefinitely by PruCredit unless such Securities are subsequently registered under the Act or an exemption from registration is available, and (ii) is aware that any routine sales of Securities made pursuant to Rule 144 under the Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration or exemption will be required.

                  (d) PruCredit has knowledge and experience in financial and business matters such that PruCredit is capable of evaluating the merits and risks of the Securities to be acquired by PruCredit upon consummation of the transactions described in this Agreement and can afford a complete loss of PruCredit's investment in the Securities.

                  (e) PruCredit has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of PruCredit's investment in the Securities, and PruCredit has received, to PruCredit's satisfaction, information about the Company's operations and the terms and conditions of PruCredit's investment in the Securities as PruCredit has requested.

                  (f) PruCredit acknowledges and agrees that each of the Securities issued by the Company or issued as a result of any subsequent transfer thereof, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The securities represented hereby have not been registered under the Securities Act of 1933 or applicable state "blue sky" laws. Such securities may not be sold or transferred in the absence of such registration or an opinion of counsel that an exemption therefrom under said Act and applicable state "blue sky" laws is available. Any transfer of such securities in violation of the foregoing shall be invalid."

         PruCredit further acknowledges and agrees that appropriate "stop-transfer" instructions will be given to the Company's transfer agent, if any, in the event of any attempted transfer in violation of such restriction.

                  (g) PruCredit is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

         17. AMENDMENTS. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by PruCredit, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         18. NOTICES. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Company, at the Company's address at 7209 Bryan Dairy Road, Largo, Florida 33777, Attention: Richard T. Welch (fax 813-547-4371); and if to PruCredit, One New York Plaza, 12th Floor, New York, New York 10242, Attention: Richard K. Gupta (fax 212-778-4586) with copies to Prudential Securities Incorporated, One Seaport Plaza, New York, New York 10292, Attention: George D. Morgan, III and Erika P. Walters-Engemann (fax 212-214-7678); or, as to each party, at such other address as shall be designated by such party in a written notice to the other party.

All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively.

         19. NO WAIVER; REMEDIES; BENEFITS. No failure by either party to exercise, and no delay in exercising, any right hereunder or under any Note or the Warrants shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All Notes at any time outstanding shall be equally and ratably entitled to the benefits of this Agreement, without priority, preference or distinction on account of the date or dates of issue thereof.

         20. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 12(a)(v).

         21. COSTS AND EXPENSES. The Company agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of PruCredit's counsel with respect thereto and with respect to advising PruCredit as to PruCredit's rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses, if any (including counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section
21. In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, and agree to save PruCredit harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         22. BINDING EFFECT; ENTIRE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Company and PruCredit and the Company's and PruCredit's respective successors and assigns, except that the Company shall not have the right to assign the Company's rights hereunder or any interest herein without PruCredit's prior written consent. This Agreement may be executed in separate counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         23. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         24. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO ACKNOWLEDGE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE NOTES WILL BE BASED ON DIFFICULT AND COMPLEX FACTS. ACCORDINGLY, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY, SUIT, HEARING OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE NOTES OR THE OBLIGATIONS, DUTIES AND RIGHTS OF THE COMPANY OR OF THE HOLDER OF ANY NOTE AS SET FORTH HEREIN OR IN THE NOTES.

         If the terms of this Agreement are satisfactory to the Company, please indicate the Company's agreement and acceptance thereof by executing a counterpart of this Agreement and returning it to PruCredit.

                                     PRUDENTIAL SECURITIES CREDIT
                                      CORPORATION

                                     By /s/
                                       ----------------------------------------
                                     Name:
                                     Title:

Agreed and Accepted:

VISION TWENTY-ONE, INC.

By /s/ Richard T. Welch
  -------------------------------------
    Name:  Richard T. Welch
    Title: Chief Financial Officer

                                  EXHIBIT A-1

                                    FORM OF

                            SERIES A PROMISSORY NOTE

         The securities represented hereby have not been registered under the Securities Act of 1933 or applicable state "blue sky" laws. Such securities may not be sold or transferred in the absence of such registration or an opinion of counsel that an exemption therefrom under said Act and applicable state "blue sky" laws is available. Any transfer of such securities in violation of the foregoing shall be invalid.

$_______________                                         Dated: _________, 19__

         FOR VALUE RECEIVED, the undersigned, VISION TWENTY-ONE, INC., a Florida corporation (the "COMPANY"), HEREBY PROMISES TO PAY to the order of PRUDENTIAL SECURITIES CREDIT CORPORATION (the "PURCHASER") the principal sum of [AMOUNT IN WORDS] (U.S.$______________) or, if less, the aggregate principal amount of this Note outstanding on the Note Termination Date (as defined in the Purchase Agreement referred to below) together with interest on the unpaid principal amount hereof and all other sums then due and payable to the Purchaser under this Note, subject to the terms and conditions of this Note.

         This Note is one of the Series A Notes issued pursuant to and entitled to the benefits of the Note Purchase Agreement, dated as of November 3, 1997 (as from time to time amended, the "PURCHASE AGREEMENT"; capitalized terms used but not defined herein having the meanings therein assigned), between the Purchaser and the Company. The Company will make required prepayments of principal on the dates and in the amounts specified in the Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Purchase Agreement, but not otherwise. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Purchase Agreement.

         The Company promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable in arrears on the last day of each Interest Period (as hereinafter defined) during the term hereof (each, a "PAYMENT DATE"), at an interest rate per annum (the "INTEREST RATE") equal at all times during each Interest Period to the sum of (i) the LIBOR Rate (as hereinafter defined) plus (ii) four percent (4%), provided, however, that from and after the date ninety (90) days following the Closing Date, the Interest Rate shall be equal at all times to the sum of (i) the LIBOR Rate plus (iii) four and one-half percent (4.50%).

         The "LIBOR RATE" for each Interest Period shall mean the London interbank offered rate for United States of America Dollar deposits for a period equal in length to such Interest Period that appears as of 11:00 A.M. (London time) on the second Business Day (as hereinafter defined) next preceding the first day of such Interest Period on the display page designated as Page 3750 on the Telerate Monitor (or such other page or service as shall replace the Telerate Monitor for the purposes of displaying the London interbank offered rate for United States of America Dollar deposits). If (i) on the date on which the Purchaser shall seek to determine the LIBOR Rate for an Interest Period, no quotation is given on Telerate Monitor page 3750, or (ii) the Company shall have failed to give the Purchaser at least two Business Days' prior written notice to request the advance of funds hereunder, the LIBOR Rate shall be equal to the Purchaser's cost of funds for United States Dollar deposits for a period comparable to such Interest Period on the date of determination for amounts approximately equal to the then-outstanding principal balance of the Note.

         The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods of three calendar months (each, an "INTEREST PERIOD"), with each such Interest Period ending on the last day of a calendar month, except that the initial Interest Period shall begin on the date hereof and end on [LAST CALENDAR DAY OF MONTH IN WHICH NOTE IS DATED]. Each subsequent Interest Period shall begin on the last day of the preceding Interest Period; provided, that, (i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clauses (ii) and (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii), end on the last Business Day of a calendar month; and (iii) any Interest Period that would otherwise end after the Note Termination Date shall end on the Note Termination Date.

         Payments and computations shall be made as follows:

                  (a) The Company shall make each payment of principal and interest hereunder in same day funds not later than 12:00 noon (New York City time) on the date when due in U.S. Dollars to the Purchaser in care of Bank of New York, ABA 021000018, For the Account of Prudential Securities Credit Corporation, Account Number: GLA 111 569 PPC (or such other address as the Purchaser may from time to time designate to the Company in writing), in same day funds. All payments of principal hereunder shall be recorded by the Purchaser and, prior to the transfer hereof, endorsed on the grid attached hereto which is part of this Note.

                  (b) The Company hereby authorizes the Purchaser, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Company's accounts with the Purchaser any amount so due.

                  (c) All computations of interest shall be made by the Purchaser on the basis of the actual number of days elapsed over a year of 360 days (including the first day but excluding the last day) occurring in the applicable Interest Period for which such interest is payable.

         The Company hereby agrees that the Purchaser shall be entitled to receive and the Company shall pay interest on any overdue principal or any other amounts under this Note due at a rate (the "DEFAULT RATE") equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) two percent (2%) above the otherwise applicable Interest Rate.

         If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by the Purchaser with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Purchaser of funding or maintaining this Note, then the Company shall from time to time, upon demand by the Purchaser, pay to the Purchaser additional amounts sufficient to indemnify the Purchaser against such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by the Purchaser, shall be conclusive and binding for all purposes, absent manifest error.

         The Company shall pay to the Purchaser, if and for so long as the Purchaser shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time), additional interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for an Interest Period from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Purchaser with respect to liabilities or assets consisting of or including Eurocurrency

Liabilities having a term equal to such Interest Period, payable on each date on which interest is payable hereunder. Such additional interest shall be determined by the Purchaser and notified to the Company.

         If, for any reason, the Purchaser receives payments of principal of this Note other than on the last day of an Interest Period, the Company shall, upon demand, pay to the Purchaser any amounts required to compensate the Purchaser for additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Purchaser to maintain this Note.

         Upon the failure by the Company to pay the Purchaser any amounts under this Note when due, the Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Purchaser to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Note, whether or not the Purchaser shall have made any demand under this Note and although such obligations may be unmatured. The Purchaser agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchaser under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchaser may have.

         If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or if any prepayment results in the Company having paid any interest in excess of that permitted by applicable law, then, without further action by the Purchaser or the Company and so as to comply with the applicable law and to permit the recovery of the fullest amount otherwise called for hereunder, (i) all excess amounts theretofore collected by the Purchaser shall be credited on the principal balance of this Note and (ii) the provisions of this Note shall be immediately deemed reformed and the amounts thereafter collectible hereunder reduced.

         This Note shall be construed with and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                     VISION TWENTY-ONE, INC.

                                     By
                                       -------------------------------------
                                     Name:
                                     Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

-------------------------------------------------------------------------------

            Amount of Principal        Unpaid Principal         Notation
Date          Paid or Prepaid               Balance              Made By

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------

                                  EXHIBIT A-2

                                    FORM OF

                            SERIES B PROMISSORY NOTE

         The securities represented hereby have not been registered under the Securities Act of 1933 or applicable state "blue sky" laws. Such securities may not be sold or transferred in the absence of such registration or an opinion of counsel that an exemption therefrom under said Act and applicable state "blue sky" laws is available. Any transfer of such securities in violation of the foregoing shall be invalid.

$_______________                                       Dated: _________, 19__

         FOR VALUE RECEIVED, the undersigned, VISION TWENTY-ONE, INC., a Florida corporation (the "COMPANY"), HEREBY PROMISES TO PAY to the order of PRUDENTIAL SECURITIES CREDIT CORPORATION (the "PURCHASER") the principal sum of [AMOUNT IN WORDS] (U.S.$______________) or, if less, the aggregate principal amount of this Note outstanding on the Note Termination Date (as defined in the Purchase Agreement referred to below) together with interest on the unpaid principal amount hereof and all other sums then due and payable to the Purchaser under this Note, subject to the terms and conditions of this Note.

         This Note is one of the Series B Notes issued pursuant to and entitled to the benefits of the Note Purchase Agreement, dated as of November 3, 1997 (as from time to time amended, the "PURCHASE AGREEMENT"; capitalized terms used but not defined herein having the meanings therein assigned), between the Purchaser and the Company. The Company will make required prepayments of principal on the dates and in the amounts specified in the Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Purchase Agreement, but not otherwise. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Purchase Agreement.

         The Company promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable in arrears on the last day of each Interest Period (as hereinafter defined) during the term hereof (each, a "PAYMENT DATE"), at an interest rate per annum (the "INTEREST RATE") equal at all times during each Interest Period to the sum of (i) the LIBOR Rate (as hereinafter defined) plus (ii) four percent (4%), provided, however, that from and after the date ninety (90) days following the Closing Date, the Interest Rate shall be equal at all times to the sum of (i) the LIBOR Rate plus (iii) four and one-half percent (4.50%).

         The "LIBOR RATE" for each Interest Period shall mean the London interbank offered rate for United States of America Dollar deposits for a period equal in length to such Interest Period that appears as of 11:00 A.M. (London time) on the second Business Day (as hereinafter defined) next preceding the first day of such Interest Period on the display page designated as Page 3750 on the Telerate Monitor (or such other page or service as shall replace the Telerate Monitor for the purposes of displaying the London interbank offered rate for United States of America Dollar deposits). If (i) on the date on which the Purchaser shall seek to determine the LIBOR Rate for an Interest Period, no quotation is given on Telerate Monitor page 3750, or (ii) the Company shall have failed to give the Purchaser at least two Business Days' prior written notice to request the advance of funds hereunder, the LIBOR Rate shall be equal to the Purchaser's cost of funds for United States Dollar deposits for a period comparable to such Interest Period on the date of determination for amounts approximately equal to the then-outstanding principal balance of the Note.

         The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods of three calendar months (each, an "INTEREST PERIOD"), with each such Interest Period ending on the last day of a calendar month, except that the initial Interest Period shall begin on the date hereof and end on [LAST CALENDAR DAY OF MONTH IN WHICH NOTE IS DATED]. Each subsequent Interest Period shall begin on the last day of the preceding Interest Period; provided, that, (i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clauses (ii) and (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii), end on the last Business Day of a calendar month; and (iii) any Interest Period that would otherwise end after the Note Termination Date shall end on the Note Termination Date.

         Payments and computations shall be made as follows:

                  (a) The Company shall make each payment of principal and interest hereunder in same day funds not later than 12:00 noon (New York City time) on the date when due in U.S. Dollars to the Purchaser in care of Bank of New York, ABA 021000018, For the Account of Prudential Securities Credit Corporation, Account Number: GLA 111 569 PPC (or such other address as the Purchaser may from time to time designate to the Company in writing), in same day funds. All payments of principal hereunder shall be recorded by the Purchaser and, prior to the transfer hereof, endorsed on the grid attached hereto which is part of this Note.

                  (b) The Company hereby authorizes the Purchaser, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Company's accounts with the Purchaser any amount so due.

                  (c) All computations of interest shall be made by the Purchaser on the basis of the actual number of days elapsed over a year of 360 days (including the first day but excluding the last day) occurring in the applicable Interest Period for which such interest is payable.

         The Company hereby agrees that the Purchaser shall be entitled to receive and the Company shall pay interest on any overdue principal or any other amounts under this Note due at a rate (the "DEFAULT RATE") equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) two percent (2%) above the otherwise applicable Interest Rate.

         If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by the Purchaser with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Purchaser of funding or maintaining this Note, then the Company shall from time to time, upon demand by the Purchaser, pay to the Purchaser additional amounts sufficient to indemnify the Purchaser against such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by the Purchaser, shall be conclusive and binding for all purposes, absent manifest error.

         The Company shall pay to the Purchaser, if, and for so long as, the Purchaser shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time), additional interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for an Interest Period from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Purchaser with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period, payable on each date on which interest is payable hereunder. Such additional interest shall be determined by the Purchaser and notified to the Company.

         If, for any reason, the Purchaser receives payments of principal of this Note other than on the last day of an Interest Period, the Company shall, upon demand, pay to the Purchaser any amounts required to compensate the Purchaser for additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Purchaser to maintain this Note.

         Upon the failure by the Company to pay the Purchaser any amounts under this Note when due, the Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Purchaser to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Note, whether or not the Purchaser shall have made any demand under this Note and although such obligations may be unmatured. The Purchaser agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchaser under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchaser may have.

         If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or if any prepayment results in the Company having paid any interest in excess of that permitted by applicable law, then, without further action by the Purchaser or the Company and so as to comply with the applicable law and to permit the recovery of the fullest amount otherwise called for hereunder, (i) all excess amounts theretofore collected by the Purchaser shall be credited on the principal balance of this Note and (ii) the provisions of this Note shall be immediately deemed reformed and the amounts thereafter collectible hereunder reduced.

         This Note shall be construed with and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                     VISION TWENTY-ONE, INC.

                                     By
                                       --------------------------------------
                                     Name:
                                     Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

-------------------------------------------------------------------------------


           Amount of Principal         Unpaid Principal          Notation
Date         Paid or Prepaid                Balance               Made By

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------



-------------------------------------------------------------------------------

                                   EXHIBIT B

                         [FORM OF WARRANT CERTIFICATE]

                                   EXHIBIT C

                         [FORM OF SECURITY AGREEMENTS]

                               Schedule 12(a)(i)


                    VISION TWENTY-ONE, INC. AND SUBSIDIARIES

                                                                % of Outstanding
                                                                Stock Owned by
                                        State of                Company Directly
     Corporation                     Incorporation                     or
                                                                    Through a
                                                                    Subsidiary
------------------------------    -------------------      --------------------------
The Company                             Florida                         NA

Vision 21 Physician Practice            Florida                       100%
Management Company (practice
management company)

Vision 21 Managed Eye Care of           Florida                       100%
Tampa Bay, Inc. (managed care
organization)

Vision 21 Management Services,          Florida                       100%
Inc.

Vision 21 Sierra Vista, Inc             Florida                       100%

Vision 21 of Southern Arizona,          Florida                       100%
Inc.

Vision Twenty-One Managed               New York                      100%
Eye Care IPA, Inc.

                              SCHEDULE 12(A)(VIII)

                 STOCK, OPTION AND WARRANT OWNERSHIP SUMMARIES
                 ---------------------------------------------

                                     STOCK

5% BENEFICIAL OWNER                                               SHARES
-------------------                                               ------
Theodore N. Gillette                                           1,898,558
Richard Sanchez                                                  593,329
Other Stockholders                                             6,695,502
                                                               ---------
TOTAL COMMON STOCK OUTSTANDING(*)                              9,187,389
                                                               =========

---------------
(*) The Company has 9,187,389 shares of common stock issued and outstanding, excluding (a) an aggregate of 383,041 shares held in escrow as contingent consideration, the amount of which is contingent upon (i) certain revenue projections being met by Dr. Turner's practice, (ii) certain revenue projections being met as a result of the Swagel Wootton practice hiring a new ophthalmologist, and (iii) Managed Health Services, Inc.'s medical loss ratio relating to certain capitated vision care contracts for the period ending August 31, 1998, and (iv) certain post-closing performance targets being met by Block Vision and (b) excludes contingent shares reserved for issuance to Drs. Joffee, Carroll, and Schindler in the cash amount of $223,025; (the number of shares to be issued shall be determined by the per share value of the stock on the termination date of escrow) and 37,092 shares reserved for the First Eye Care, P.C. acquisition scheduled to be completed in November 1997.

                          LIST OF OUTSTANDING OPTIONS

NAME                                                             OPTION SHARES
----                                                             -------------
Theodore N. Gillette                                                         0
Richard Sanchez                                                              0
Richard T. Welch                                                       150,000
Other Company Employees (excludes Florida Eye & Retina)                563,302
Outside Non-Management Directors                                         6,665
Non-Shareholder Affiliated Professionals
  and Non-Employee Consultants                                         120,659
                                                                       -------

TOTAL OPTION SHARES (**)                                               840,626
                                                                       =======

------------------
(**) Subject to adjustment pursuant to the terms of the Option Agreements and grants of stock options for acquisitions closed in escrow in September and October.

                                LIST OF WARRANTS

     In connection with the Note Purchase Agreement dated December 30, 1996, as amended April 18, 1997, there are outstanding Warrants which are exchangeable for up to a maximum of 208,333 shares of Common Stock of the Company, subject to adjustment pursuant to the terms of the Warrants.

     In connection with the Note Purchase Agreement dated February 28, 1997, there are outstanding Warrants which are exchangeable for up to a maximum of 333,333 shares of Common Stock of the Company, subject to adjustment pursuant to the terms of the Warrant.

     In connection with the Amended and Restated Note and Warrant Purchase Agreement dated June 13, 1997, there are outstanding Warrants which are exchangeable for up to a maximum of 210,000 shares of Common Stock of the Company, subject to adjustment pursuant to the terms of the Warrant.

     Warrants issuable to Prudential Securities Credit Corporation in connection with this Agreement include (i) 50,000 warrants, the Commitment Warrant, and
(ii) 150,000 warrants for a pro rata funding fee the Funding Warrant. In addition, warrants issuable to Prudential Securities of (i) 25,000 Warrants for M&A advisory services, (ii) 10,000 warrants for a bank credit facility finders fee, and (iii) 40,000 warrants issuable upon closing of a bank credit facility.

                      VISION TWENTY-ONE REGISTRATION RIGHTS*
================================================================================
                                                    MAXIMUM %       MAXIMUM
                          DATE                     OF SHARES        NUMBER OF
                         SHARES     NUMBER OF         WITH           SHARES
SHAREHOLDER               WERE       SHARES       REGISTRATION    ELIGIBLE FOR
                         ISSUED      ISSUED          RIGHTS       REGISTRATION
================================================================================
Bruce S. Maller          05/10/96    135,166          20%             27,033

                         10/20/96     26,189                           5,237
-------------------------------------------------------------------------------
Richard L. Lindstrom,    09/09/96    123,554          20%             24,710
M.D.
-------------------------------------------------------------------------------
John W. Lahr, O.D.       12/31/96     54,754          50%             27,377
-------------------------------------------------------------------------------
John W. Lahr, O.D.       12/31/96     22,800          50%             11,400
and Mary Jo Lahr-
jtbte
-------------------------------------------------------------------------------
Daniel B. Feller, M.D.   12/31/96    144,869          60%             86,921
-------------------------------------------------------------------------------
Jeffrey I. Katz, M.D.    12/31/96    198,306          50%             99,153
-------------------------------------------------------------------------------
Barry Kusman, M.D.       12/31/96    198,306          50%             99,153
-------------------------------------------------------------------------------
Paul Smith, O.D.         12/31/96     32,808          60%             19,684
-------------------------------------------------------------------------------
Paul Smith, O.D.         01/15/97     68,758          60%             41,254
-------------------------------------------------------------------------------
Paul Smith, O.D.         01/15/97     68,758          60%             41,254
-------------------------------------------------------------------------------
Gillette, Beiler &       01/15/97      9,077          60%              5,446
Associates, P.A.
-------------------------------------------------------------------------------
Jerald B. Turner, M.D.   01/15/97    129,398          60%             77,638
-------------------------------------------------------------------------------
Jerald B. Turner, M.D.   01/15/97     17,240          60%             10,344
                                  to be held                      To be held
                                   in escrow                       in escrow
-------------------------------------------------------------------------------
William J. Fishkind,     01/15/97    171,723          60%            103,033
M.D.
-------------------------------------------------------------------------------
Brock K. Bakewell,       01/15/97    155,993          60%             93,595
M.D.
-------------------------------------------------------------------------------
Daniel B. Feller, M.D.   01/15/97     71,670          60%             43,002
-------------------------------------------------------------------------------

================================================================================
                                                    MAXIMUM %      MAXIMUM
                          DATE                     OF SHARES      NUMBER OF
                         SHARES     NUMBER OF         WITH          SHARES
SHAREHOLDER               WERE       SHARES       REGISTRATION    ELIGIBLE FOR
                         ISSUED      ISSUED          RIGHTS       REGISTRATION
================================================================================
Daniel B. Feller and     01/15/97     63,983           60%            38,389
Sharon Feller, jtwros
--------------------------------------------------------------------------------
Robert Kennedy, O.D.,    01/15/97     69,242           60%            41,545
--------------------------------------------------------------------------------
Robert Kennedy, O.D.     01/15/97      6,209           60%             3,725
                                  to be held                   To be held in
                                  in escrow                           escrow
--------------------------------------------------------------------------------
Robert Kennedy, O.D.     01/15/97      7,653           60%             4,591
--------------------------------------------------------------------------------
Richard L. Lindstrom,    01/15/97    123,554           60%            91,039
M.D.
--------------------------------------------------------------------------------
Thomas W. Samuelson,     01/15/97     41,185           60%            30,346
M.D.
--------------------------------------------------------------------------------
David R. Hardten,        01/15/97     82,369           60%            60,692
M.D.
--------------------------------------------------------------------------------
Gregory W. Kraupa,       01/15/97     31,572           60%            18,943
O.D.
--------------------------------------------------------------------------------
Bradley D. Richter,      01/15/97     31,572           60%            18,943
O.D.
--------------------------------------------------------------------------------
Mark Sarno, O.D.         01/20/97     12,346           60%             7,407

                         02/20/97     23,960                          14,376
--------------------------------------------------------------------------------
Mark Beiler, O.D.        01/20/97     12,728           60%             7,636

                         02/20/97     23,584                          14,150
--------------------------------------------------------------------------------
BSM Investments, Ltd.    01/27/97    108,976
--------------------------------------------------------------------------------
Mark Salta, O.D.         02/20/97     23,971           60%            14,382
--------------------------------------------------------------------------------
Dan Palmisano, O.D.      02/20/97     21,054           60%            12,632
--------------------------------------------------------------------------------
Al Lappano, O.D.         02/20/97     21,049           60%            12,629
--------------------------------------------------------------------------------

                                                    MAXIMUM %          MAXIMUM
                           DATE                     OF SHARES          NUMBER OF
                          SHARES      NUMBER OF       WITH              SHARES
SHAREHOLDER                WERE        SHARES      REGISTRATION       ELIGIBLE FOR
                          ISSUED       ISSUED         RIGHTS          REGISTRATION
==================================================================================
Mona Henri, O.D.         02/20/97        15,252        60%                   9,151
----------------------------------------------------------------------------------
Richard Hernadez, O.D.   02/20/97        11,980        60%                   7,188
----------------------------------------------------------------------------------
Jennifer Stanely, O.D.   02/20/97        11,980        60%                   7,188
----------------------------------------------------------------------------------
Richard L. Short, D.O.   03/31/97       128,541        60%                  77,124
----------------------------------------------------------------------------------
Thomas Rodcay, M.D.      05/01/97       118,744        50%                  59,372
----------------------------------------------------------------------------------
Jeffery Felter, M.D.     05/01/97        50,406        50%                  25,203
----------------------------------------------------------------------------------
Paul Smith               05/01/97        11,411        30%                   3,423
----------------------------------------------------------------------------------
Lorin M. Swagel          06/01/97       123,778        30%                  37,133
----------------------------------------------------------------------------------
James Wootton            06/01/97       123,778        30%                  37,133
----------------------------------------------------------------------------------
Wendy Wootton            06/01/97        72,444        30%                  21,733
----------------------------------------------------------------------------------
Lorin M. Swagel          06/01/97        38,960        30%                  11,688
                                   to be held          30%           to be held in
                                   in escrow                                escrow
----------------------------------------------------------------------------------
James Wootton            06/01/97        38,959        30%                  11,687
                                   to be held                        to be held in
                                   in escrow                                escrow
----------------------------------------------------------------------------------
Wendy Wootton            06/01/97        19,480        30%                   5,844
                                   to be held                        to be held in
                                   in escrow                                escrow
----------------------------------------------------------------------------------
Craig R. Cassidy         06/01/97        49,901        30%                  14,970
----------------------------------------------------------------------------------
Sanford R. Moretsky      06/01/97        59,183        30%                  17,754
                                   ============                       ============
TOTAL                                 3,085,619                          1,554,250

*    All shareholders of BBG-COA, Inc. have received registration rights.